Exhibit 5.1

August 30, 2006

Universal Stainless & Alloy Products, Inc.
addressStreet600 Mayer Street
placeCityBridgeville, StatePennsylvania PostalCode15017

Ladies and Gentlemen:

         We are counsel to Universal Stainless & Alloy Products, Inc., a Delaware corporation (the "Company"), and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an additional 60,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), which are to be offered from time to time to certain employees of the Company in connection with the Universal Stainless & Alloy Products, Inc. 1996 Employee Stock Purchase Plan (the "Plan").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Plan, the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and By-laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be validly issued, fully paid and nonassessable.

         The opinions expressed in this opinion letter are limited to the law of the State of StateDelaware and federal law of the placecountry-regionUnited States. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

         We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.



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In giving our  consent we do not  thereby  admit that we are in the  category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                                 Yours truly,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP